Exhibit 10.46

February 3, 2006


Dr. Ann Progulske-Fox
6392 County Road 214
Keystone Heights, FL 32656

Dear Ann:

I am writing to you in regard to the license arrangement between iviGene Corporation and Oragenics, Inc. as detailed in the Memorandum of Agreement dated February 9, 2004 (a copy of which is attached). Oragenics has agreed to pursue development of the licensed technologies and as such paragraph 4 on page two requires that we maintain "A commitment of two full-time staff people equivalent or an annual expenditure of $150,000 in 2004 and $200,000 in each year thereafter..."

Although we effectively met this commitment in 2004, in 2005 we worked approximately 3,400 hours and spent approximately $166,000 on the IVIAT and CMAT technologies. As you know, Oragenics has worked diligently to advance these technologies and we would like to continue the operation of our license agreement. To that end, we request a waiver from iviGene Corporation with regard to the staff hours and expenditures for 2005 and ask that you sign in the area provided below and return to us one copy of this letter.

Please contact me if you would like to discuss this or any other issues.

Sincerely,

/s/ Robert T. Zahradnik
Robert T. Zahradnik
President and CEO

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With regard to the Memorandum of Agreement dated February 9, 2004, iviGene
Corporation waives the requirements for fiscal year 2005 that Oragenics, Inc. commit two-full time staff people equivalent or make expenditures of at least $200,000.

/s/ Ann Progulske-Fox
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Ann Progulske-Fox
Chair
iviGene Corporation